Exhibit 99.1

Contact:

CORPORATE COMMUNICATIONS	INVESTOR RELATIONS
Marvin (Mickey) Goldwasser	David M. Henderson
Open Solutions Inc.	Open Solutions Inc.
860.652.3153	860.652.3155
mgoldwasser@opensolutions.com	ir@opensolutions.com

Open Solutions Reports Strong Revenue for the Third Quarter of 2006
— Signed contract value tops $46.3 million, an increase of 17% over third quarter of the Prior Year —

Glastonbury, Conn., October 30, 2006 — Open Solutions Inc. (Nasdaq: OPEN), a provider of integrated enabling technologies for financial institutions across the United States, Canada and international markets, today reported financial results for the three months and nine months ended September 30, 2006.

Revenues for the third quarter of 2006 increased 118 percent to $107.3 million, from $49.2 million for the third quarter of 2005.  Revenues for the nine months ended September 30, 2006 increased 110 percent to $281.1 million, from $134.0 million for the same period of the prior year.  GAAP net income per diluted share for the third quarter of 2006 decreased 6 percent to $0.17 per diluted share, from $0.18 per diluted share for the third quarter of 2005.  GAAP net income per diluted share for the nine months ended September 30, 2006 increased 14 percent to $0.57 per diluted share, from $0.50 per diluted share for the same period of the prior year.  GAAP net income per diluted share was impacted during the third quarter by an increase in contracts signed with license revenues that are required to be recognized in future service periods as well as an increase in transaction-related costs that were expensed.  In addition, the effective tax rate for the company increased to 44 percent for the three months ended September 30, 2006, from 38 percent for the same period of the prior year, due primarily to the company’s inability to deduct certain stock compensation expense for incentive stock options under FAS 123R in this quarter.

Earnings before interest, taxes, depreciation, amortization, stock compensation expense and nonrecurring gain as a result of an acquisition (adjusted EBITDA) for the third quarter of 2006 increased 210 percent to $28.5 million, from $9.2 million for the third quarter of 2005.  Adjusted EBITDA for the nine months ended September 30, 2006, increased 170 percent to $70.4 million, from $26.1 million for the same period of the prior year.  Net income per diluted share adjusted for stock compensation expense and nonrecurring gain as a result of an acquisition (non-GAAP net income) for the third quarter of 2006 increased 33 percent to $0.24 per diluted share, from $0.18 per diluted share in the third quarter of 2005.  Non-GAAP net income per diluted share for the nine months ended September 30, 2006 increased 24 percent to $0.64 per diluted share, from $0.52 per diluted share for the same period of the prior year. A reconciliation of EBITDA, adjusted EBITDA and non-GAAP net income follows later in this release.

Open Solutions’ Chairman and CEO Louis Hernandez, Jr. said, “While there were factors that impacted our third quarter earnings, we continued to see strong demand for Open Solutions’ full suite of financial industry-focused products and services in the quarter.  Our total revenue increased by 118 percent and our total signed contract value increased by 17 percent over the same three-month period in 2005, and we maintained strong cash flow performance in the quarter.  We believe that this momentum demonstrates our industry’s continuing shift toward more advanced, person-centric applications such as ours.”

Third Quarter 2006 Highlights

•                  Signed new contracts valued at $46.3 million in the third quarter of 2006 compared to $39.5 million in the third quarter of the prior year, representing an increase of 17 percent over the prior year.  We define contract value as total revenues to be received over the life of the contract for all elements of the contract, including license, hardware, installation, maintenance and other services, and do not include contract renewals in this figure.  License revenues were $9.7 million in the third quarter of 2006, a 10 percent increase over the third quarter of 2005, excluding the $3.3 million of BISYS® license revenues recognized that quarter.  While we no longer recognize license revenue from BISYS subsequent to the acquisition of BISYS Information Services, we recognize increased data center revenues.

•                  Recurring revenue for the third quarter of 2006 was 77 percent of total revenue compared to 65 percent for the third quarter of 2005.  We define recurring revenue as revenue from maintenance and data center hosting contracts and quarterly minimum payments from our resellers.

•                  Announced that ESL Federal Credit Union, a U.S. based credit union with $2.8 billion in assets, Eastman Credit Union, a U.S. based credit union with $1.6 billion in assets, and G&F Financial Group, a Canadian based credit union with CDN $875 million in assets, have selected Open Solutions to handle their enterprise-wide data processing needs.

•                  Announced that we expanded our existing partnership with Celero on a comprehensive suite of strategic products resulting in $21.7 million in additional total contract value to Open Solutions.

•                  Released version 2006.1 of our enterprise-wide processing platform which upgraded core features, incorporated .NET architecture, introduced our shared application framework and improved end-user navigation, further improving scalability, security, connectivity and workflow.

•                  Introduced our Regulatory Management Toolkit which is designed to help financial institutions respond to evolving regulatory compliance requirements and higher regulator expectations.

•                  Added Ross Curtis as Executive Vice President, Group Sales to lead domestic sales and account management organizations for Open Solutions’ banking, credit union, complementary and imaging product groups.

Activity Subsequent to September 30, 2006

•                  Announced that Open Solutions, The Carlyle Group and Providence Equity Partners signed a definitive agreement under which The Carlyle Group and Providence Equity Partners will acquire Open Solutions in a transaction valued at over $1.3 billion (including the assumption of debt) and whereby Open Solutions’ stockholders will receive $38.00 in cash for each share of Open Solutions common stock.  This transaction is expected to close in the first quarter of 2007.

•                  Added Robert Pinataro as Vice President and General Manager of our Corporate Financial Solutions Business, which provides outsourced processing services for Health Savings Accounts (HSAs), Asset Retention Services (ARS), Broker Dealer Banking Services (BDBS) and Corporate Money Management Account Services (CMMAS).

2006 Business Outlook

Our third quarter GAAP EPS results were below our previous guidance range by $0.03 to $0.05 per share on a fully diluted basis.  We attribute $0.02 to $0.04 of this to the mix of service and license revenues recorded during the quarter, new license revenues signed within the quarter containing substantive service commitments that will be deferred and recognized in future service periods, and the increase in our effective tax rate.  We do not anticipate recapturing this amount in 2006.  Also, approximately $0.01 of the shortfall was due to costs related to the pending transaction with The Carlyle Group and Providence Equity Partners that were expensed during the third quarter.  We expect that there will be substantial additional costs associated with this transaction that will be expensed in the fourth quarter.  In light of this, we are not providing further guidance for 2006 nor are we updating our prior 2006 guidance.

Non-GAAP Reconciliation of EBITDA, Adjusted EBITDA and Net Income

We believe that the non-GAAP measures used in this release, when viewed in addition to, and not in lieu of, our reported GAAP results, assist investors in understanding our results of operations and evaluating our performance as compared to our results and performance in prior periods because (i) the prior comparative periods did not include stock option expense, (ii) for purposes of evaluating our employees, our managers and our business, we exclude amortization of intangibles from acquisitions in view of the fact that the size and timing of acquisitions vary unpredictability over reporting periods and (iii) one-time gains such as the settlement of a contract related to an acquisition are non-recurring events.

Our management uses the non-GAAP measures used in this release, in addition to our reported GAAP results, to conduct and evaluate our business and to evaluate our financial results, and we believe that investors benefit from seeing our results “through the eyes of management.”   In that respect, we would note the following:

•                  We establish and manage our stock-based compensation programs and acquisition strategy on a corporate-wide basis, and our managers are not responsible for, and cannot control, the impact of the charges associated with acquisitions, including charges for amortization of intangibles, on their respective budgets.

•                  Accordingly, our management excludes these charges internally when measuring the success of our various managers and product lines.

•                  Further, our incentive bonus program for employees, including executives, is based on corporate performance measures that exclude stock-based compensation and amortization charges of intangible assets, again because these costs are the result of corporate-wide decisions over which individual managers and individual employees have limited control.

•                  In addition, when preparing our 2006 fiscal year budget for individual product lines, we did not consider stock-based compensation.

•                  In the periodic updates to our board of directors during the fiscal year, management reports on, and evaluates, performance of our managers on both a GAAP and a non-GAAP basis.

•                  Finally, we believe that because the corresponding GAAP measures may include items that are non-recurring or outside our normal operations, the non-GAAP measures more closely match the underlying economic performance of our business and more closely align with our cash flows, and therefore are of material assistance to investors in understanding and evaluating our historical, current and future prospects in the same manner as does management.

The primary limitations associated with our use of non-GAAP financial measures are that these measures may not be directly comparable to the amounts reported by other companies and they do not include all items of income and expense that affect our operations. We compensate for these limitations by providing both the non-GAAP measure and the comparable GAAP measure and explaining the components of the non-GAAP measure, as well as providing the tabular reconciliations below:

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands)	2006	2005	2006	2005
Reconciliation of EBITDA:
Income from operations	$15,059	$6,184	$40,565	$17,551
Nonrecurring gain as a result of an acquisition	—	—	(4,252)	—
Depreciation	3,523	1,744	9,446	4,925
Amortization	7,664	1,204	18,510	3,365
EBITDA, excluding nonrecurring gain as a result of an acquisition	$26,246	$9,132	$64,269	$25,841
Stock compensation expense	2,224	100	6,162	300
Adjusted EBITDA	$28,470	$9,232	$70,431	$26,141

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands, except per share data)	2006	2005	2006	2005
Reconciliation to non-GAAP net income and diluted earnings per share calculation:
GAAP net income	$3,685	$3,842	$12,476	$10,642
Tax effected nonrecurring gain as a result of an acquisition (1)	—	—	(2,594)	—
Stock compensation expense and effects of normalized effective tax rate (1)	1,701	61	4,404	183
Non-GAAP net income (1)	$5,386	$3,903	$14,286	$10,825

GAAP diluted net income per common share	$0.17	$0.18	$0.57	$0.50
Non-GAAP diluted net income per common share (2)	$0.24	$0.18	$0.64	$0.52

Diluted shares used to compute GAAP net income and non-GAAP net income per common share	25,764	25,377	25,661	24,871

(1) The effective tax rate used for the nonrecurring gain as a result of an acquisition and the non-GAAP calculation is 39%, which is derived by calculating the effective annual tax rate without the effects of the stock compensation expense.  For the three months ended September 30, 2006, the tax effected impact of the stock compensation expense was $1,701,000.  For the nine months ended September 30, 2006, the tax effected impact of the stock compensation expense was $4,686,000; however, in that period we also realized a nonrecurring tax benefit related to recent changes in Canadian tax laws that resulted in a benefit of $282,000, which aggregates to a net reconciling item of $4,404,000.

(2) Diluted earnings per share for the three and nine months ended September 30, 2006 and the three and nine months ended September 30, 2005, includes the impact of the convertible notes, which is calculated by adding back to net income the tax effected interest cost associated with the convertible notes and by adding the if-converted shares to the shares used to compute net income per share.  The tax effected interest cost associated with the convertible notes was $727,159 for the three months ended September 30, 2006, $2,148,138 for the nine months ended September 30, 2006, $726,022 for the three months ended September 30, 2005, and $1,901,131 for the nine months ended September 30, 2005.  For the three months ended September 30, 2006 and 2005 and for the nine months ended September 30, 2006, 4,964,204 if-converted shares were added to the shares used to compute net income per share. For the nine months ended September 30, 2005, 4,382,319 if-converted shares were added to the shares used to compute net income per share.

About Open Solutions Inc.

Open Solutions Inc. offers a fully featured strategic product platform that integrates core data processing applications built on a single centralized Oracle relational database, with Internet banking, cash management, CRM/business intelligence, financial accounting tools, imaging, digital documents, Check 21, interactive voice response, network services, Web hosting and design, and payment and loan origination solutions. Open Solutions’ full suite of products and services allows banks, thrifts, credit unions and financial services providers in the United States and Canada to better compete in today’s aggressive financial services marketplace, and expand and tap their trusted financial relationships, client affinity, community presence and personalized service. For more information about Open Solutions, or its financial product line, contact Mickey Goldwasser by email at mgoldwasser@opensolutions.com, by phone at 860.652.3153 or via fax at 860.652.3156. For Investor Relations issues please contact David Henderson by email at ir@opensolutions.com or by phone at 860.652.3155. Visit Open Solutions’ Internet site at www.opensolutions.com.

Open Solutions Inc.® is a registered trademark of Open Solutions Inc.  All other company and product names may be trademarks of their respective owners. Copyright © 2006 Open Solutions Inc.  All rights reserved.

Safe Harbor Statement

Statements made in this press release that state Open Solutions Inc.’s or management’s intentions, beliefs, expectations, or predictions for the future are forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Readers are

cautioned that these statements are only predictions and may differ materially from actual future events or results. All forward looking-statements are only as of the date of this press release and Open Solutions Inc. undertakes no obligation to update or revise them. Such forward-looking statements are subject to a number of risks, assumptions and uncertainties that could cause Open Solutions Inc.’s actual results to differ materially from those projected in such forward-looking statements. For example, if we fail to adapt our products and services to changes in technology or in the marketplace, we could lose existing clients and be unable to attract new business.  Factors which could cause our actual results to differ materially from those projected in forward-looking statements include, without limitation, economic, competitive, governmental and technological factors affecting the banking and credit union industry and/or Open Solutions Inc.’s operations, markets, products, services, prices and other factors set forth under Part II, Item 1A, “Risk Factors” in Open Solutions’ Quarterly Report on Form 10-Q for the three months ended June 30, 2006, as filed with the Securities and Exchange Commission.

Additional Information and Where to Find It

In connection with the proposed merger, Open Solutions will be filing a proxy statement and relevant documents concerning the transaction with the Securities and Exchange Commission (“SEC”).  SECURITY HOLDERS OF OPEN SOLUTIONS ARE URGED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.  Investors and security holders may obtain a free copy of the proxy statement (when available) and other documents filed by Open Solutions Inc. at the Securities and Exchange Commission’s web site at http://www.sec.gov.  The proxy statement and such other documents may also be obtained for free from Open Solutions by directing such request to Open Solutions Inc., Corporate Secretary, 455 Winding Brook Drive, Glastonbury, CT 06033, telephone: (860) 652-3155.

Open Solutions and its directors and executive officers and other members of its management and employees may be deemed to be participants in the solicitation of proxies from Open Solutions’ stockholders in connection with the proposed merger.  Information concerning the interests of Open Solutions’ participants in the solicitation, which may be different than those of Open Solutions stockholders generally, is set forth in Open Solutions’ proxy statements and Annual Reports on Form 10-K, previously filed with the Securities and Exchange Commission, and in the proxy statement relating to the merger when it becomes available. These documents are available free of charge at the SEC’s web site at www.sec.gov and from Open Solutions as described above.

OPEN SOLUTIONS INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005

Revenues:
Software license	$9,690	$12,063	$30,464	$31,317
Service, maintenance and hardware	97,607	37,126	250,675	102,685
Total revenues	107,297	49,189	281,139	134,002

Cost of revenues:
Software license	1,955	2,102	5,814	4,930
Service, maintenance and hardware	55,811	20,411	142,701	54,354
Total cost of revenues	57,766	22,513	148,515	59,284
Gross profit	49,531	26,676	132,624	74,718

Operating expenses:
Sales and marketing	8,727	5,849	25,337	16,657
Product development	6,723	5,038	19,135	14,143
General and administrative	18,772	9,605	51,589	26,367
Transaction costs (Note 1)	250	—	250	—
Gain on settlement of contract (Note 2)	—	—	(4,252)	—
Total operating expenses	34,472	20,492	92,059	57,167

Income from operations	15,059	6,184	40,565	17,551
Interest and other income (expense), net	(8,454)	60	(19,055)	33
Income before income taxes	6,605	6,244	21,510	17,584
Income tax provision	2,920	2,402	9,034	6,942
Net income	$3,685	$3,842	$12,476	$10,642

Net income per common share
—Basic	$0.19	$0.20	$0.63	$0.55
—Diluted (Note 3)	$0.17	$0.18	$0.57	$0.50
Shares used to compute net income per common share
—Basic	19,939	19,258	19,759	19,360
—Diluted	25,764	25,377	25,661	24,871

Note 1—These costs are related to the pending transaction with The Carlyle Group and Providence Equity Partners.

Note 2—As a result of the BISYS Information Services acquisition, we recognized an imputed gain on the termination of our previously existing reseller agreement with BISYS of $4,252,000, before income taxes, pursuant to Emerging Issues Task Force (EITF) 04-1, “Accounting for Pre-existing Relationships between the Parties to a Business Combination.”

Note 3—Diluted earnings per share for the three and nine months ended September 30, 2006 and the three and nine months ended September 30, 2005 includes the impact of the convertible notes, which is calculated by adding back to net income the tax effected interest cost associated with the convertible notes and by adding the if-converted shares to the shares used to compute net income per share.  The tax effected interest cost associated with the convertible notes was $727,159 for the three months ended September 30, 2006, $2,148,138 for the nine months ended September 30, 2006, $726,022 for the three months ended September 30, 2005 and $1,901,131 for the nine months ended September 30, 2005.  For the three months ended September 30, 2006 and 2005 and for the nine months ended September 30, 2006, 4,964,204 if-converted shares were added to the shares used to compute net income per share. For the nine months ended September 30, 2005, 4,382,319 if-converted shares were added to the shares used to compute net income per share.

OPEN SOLUTIONS INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(Unaudited)

	September 30,	December 31,
	2006	2005
Assets
Current assets:
Cash and cash equivalents	$41,168	$174,426
Investment in marketable securities	12,122	—
Accounts receivable, net	79,782	36,582
Prepaid expenses and other current assets	21,985	14,353
Deferred tax assets, current portion	12,563	13,000
Total current assets	167,620	238,361

Fixed assets, net	40,250	20,779
Capitalized software, net	58,593	7,355
Intangible assets, net	160,451	39,439
Goodwill	417,202	94,081
Deferred tax asset, less current portion	—	4,283
Other assets	13,894	6,914
Total assets	$858,010	$411,212

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$9,507	$7,313
Accrued expenses	33,258	24,624
Deferred revenue, current portion	68,738	34,588
Capital lease obligations, current portion	4,178	102
Total current liabilities	115,681	66,627

Convertible notes payable	144,061	144,061
Deferred revenue, less current portion	34,142	3,251
Long-term debt	334,000	—
Capital lease obligations, less current portion	2,922	122
Other long-term liabilities	3,928	1,447
Total liabilities	634,734	215,508

Total stockholders’ equity	223,276	195,704

Total liabilities and stockholders’ equity	$858,010	$411,212

OPEN SOLUTIONS INC.
CONDENSED CONSOLIDATED CASH FLOWS
(in thousands)
(Unaudited)

	Nine Months Ended September 30,
	2006	2005
Cash Flow from Operating Activities:
Net income	$12,476	$10,642
Depreciation	9,446	4,925
Amortization	18,510	3,365
Gain on termination of contract	(4,252)	—
Non-cash interest and compensation expense	7,575	775
Deferred tax provision	8,361	5,822
Allowance for doubtful accounts	897	656
Change in operating assets & liabilities	(4,092)	(4,754)
Net cash provided by operating activities	48,921	21,431

Cash Flow from Investing Activities:
Purchases of fixed assets and capitalized software	(17,824)	(6,668)
Purchases of marketable securities	(12,083)	(142,147)
Sales of marketable securities	—	108,006
Business acquisitions, net of cash received	(478,395)	(49,878)
Net cash used in investing activities	(508,302)	(90,687)

Cash Flow from Financing Activities:
Proceeds from exercise of stock options and issuance of common stock from employee stock purchase plan	6,502	2,768
Proceeds from long-term debt	350,000	—
Repayment of long-term debt	(16,000)	—
Proceeds from convertible notes payable	—	144,061
Payment of debt issuance costs	(11,871)	(4,957)
Repayment of long-term debt from customers	—	(2,917)
Repurchase of common stock	—	(8,461)
Repayment of capital lease obligations	(3,031)	(713)
Net cash provided by financing activities	325,600	129,781

Effect of exchange rate on cash and cash equivalents	523	107

Net (decrease) increase in cash & cash equivalents	(133,258)	60,632
Cash and cash equivalents, beginning of period	174,426	49,447

Cash and cash equivalents, end of period	$41,168	$110,079